Exhibit 4

                               HANNAFORD BROS. CO.
                             1998 STOCK OPTION PLAN

      1. PURPOSE. The purpose of the Plan is to provide Employees of Hannaford Bros. Co. and its Subsidiaries with additional incentives to contribute to the success of the Company and to attract, reward and retain Employees of outstanding ability.

      2. DEFINITIONS. As used in this Plan, the following words and phrases wherever capitalized shall have the following meanings unless the context clearly indicates that a different meaning is intended:

      (a) "Award" shall mean any Option or Stock Appreciation Right granted pursuant to the Plan.

      (b) "Award Agreement" shall mean a written instrument that specifies the terms, conditions and restrictions of an Award and incorporates the applicable provisions of the Plan and such additional provisions not inconsistent therewith as the Committee shall determine.

      (c) "Board" shall mean the Board of Directors of the Company.

      (d) "Code" shall mean the Internal Revenue Code of 1986, as from time to time amended.

      (e) "Committee" shall mean the committee described in Section 3, which shall have the authority to control and manage the administration of the Plan.

      (f) "Common Stock" shall mean common stock, par value, $.75 per share, of the Company.

      (g)  "Company" shall mean Hannaford Bros. Co.

      (h) "Disability" shall mean an Employee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. An Employee shall not be considered disabled unless he or she furnishes proof of the existence of such Disability in such form and manner, and at such times, as the Committee may require.

      (i) "Employee" shall mean any person who is employed by the Company or any Parent or Subsidiary.

      (j) "Fair Market Value" shall mean, with respect to Shares, the closing price of Shares as reported on the New York Stock Exchange; provided, however, that the Fair Market Value of the Shares to be issued under any Incentive Stock Option shall be determined by the Committee in accordance with the applicable requirements of subsections 422(b)(4) and
 (c)(7) of the Code and the regulations issued thereunder.

      (k) "Incentive Stock Option" shall mean an option granted to an individual for any reason connected with his or her employment by a corporation, if granted by the employer corporation or its Parent or Subsidiary corporation, to purchase stock of any of such corporations, but only if such option meets the requirements of Section 422 of the Code.

      (l) "Nonqualified Stock Option" shall mean an Option granted under the Plan that is not an Incentive Stock Option.

      (m) "Option" shall mean a right granted under the Plan to purchase
 Shares.

      (n) "Optionee" shall mean an Employee who is granted an Option.

      (o) "Parent" shall mean, for purposes of the Incentive Stock Option provisions of the Plan, a parent Company within the meaning of subsections 424(e) and (g) of the Code.

      (p) "Plan" shall mean the Hannaford Bros. Co. 1998 Stock Option Plan.

      (q) "Share" shall mean a share of Common Stock of the Company, as adjusted in accordance with subsection 4(b).

      (r) "Stock Appreciation Right" shall mean a right granted under
 Section 8 to receive a payment, the amount of which shall be determined by reference to the value of a Share.

      (s) "Subsidiary" shall mean, for purposes of the Incentive Stock Option provisions of the Plan, a subsidiary Company within the meaning of subsections 424(f) and (g) of the Code, and for all other purposes of the Plan, a Company of which Hannaford Bros. Co. owns directly or indirectly at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote.

      (t) "Treasury Shares" shall mean Shares that have been issued and subsequently acquired by the Company, but have not been canceled or retired.

      3.  ADMINISTRATION.

      (a) COMMITTEE MEMBERS. The Plan shall be administered by the members of the Human Resources Committee of the Board who are not employees of the Company or any Parent or Subsidiary and who otherwise qualify as "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as "outside directors" within the meaning of Code Section 162(m), as amended, and the regulations thereunder. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. Any member may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Further, any action of the Committee may be taken without a meeting if all of the members of the Committee sign written consents, setting forth the action taken or to be taken, at any time before or after the intended effective date of such action.

      (b) POWERS. The Committee shall have the complete authority and discretion to administer the Plan, including the following powers which shall be exercised in accordance with the terms of the Plan:

           (i) to determine the Employees to whom Awards shall be granted;

           (ii) to determine the time or times at which Awards shall be granted;

           (iii) to determine the type or types of Awards to be granted;

           (iv) to determine the terms, conditions and restrictions of each Award;

           (v) to make adjustments in accordance with subsection 4(b);

           (vi) to prescribe, amend and rescind rules and regulations relating to the Plan;

           (vii) to interpret the Plan and make all other determinations deemed necessary or advisable for the administration of the Plan; and

           (viii) to delegate to any officer of the Company the authority to act for the Committee in such matters as the Committee may specify.

      Each determination, interpretation or other action taken pursuant to the Plan by the Committee (or an officer of the Company acting under a delegation of authority by the Committee) shall be final and conclusive for all purposes and binding upon all persons, including the Company, its Subsidiaries, the Board, the Committee, the Employees and their respective successors in interest.

      (c) SIGNATURES. The Committee may authorize any member thereof to execute all instruments required in the administration of the Plan, and such instruments may be executed by facsimile signature.

      4.  STOCK SUBJECT TO THE PLAN.

      (a) LIMITATIONS. Subject to the provisions of subsection (b), the maximum number of Shares available for grant under the Plan in each calendar year shall be one and one-half percent (1.5%) of the total outstanding Shares as of the first day of such year, provided that the maximum aggregate number of Shares which may be issued under the Plan pursuant to Incentive Stock Options shall be six million (6,000,000) Shares. Any unused portion of the percentage limit for any calendar year shall be carried forward and be made available for grants in succeeding calendar years. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or Treasury Shares.

      In the event that any Shares subject to an Award are forfeited, such Shares shall, unless the Plan has been terminated, become available again for grant and shall not be counted again for purposes of the foregoing share limitation. In the event that any Option granted under the Plan expires or terminates without the issuance of Shares or payment of other consideration in lieu of such Shares, the unissued Shares subject to such Option shall, unless the Plan has been terminated, become available for other Awards, including other Options.

      In the event that an Employee transfers stock issued by the Company in full or partial payment of the option price of an Option granted under the Plan, only the difference between (i) the number of Shares issued upon exercise of the Option and (ii) the number of Shares transferred in payment of the option price shall be counted for purposes of the foregoing limitation on the maximum number of Shares available for grant under the Plan. Notwithstanding the foregoing, the total number of Shares issued pursuant to the exercise of an Incentive Stock Option shall be counted for purposes of the foregoing special limitation on Shares issued pursuant to Incentive Stock Options.

      (b) ADJUSTMENTS. If the number of Shares outstanding changes as a result of a stock split or stock dividend, the Committee shall proportionately adjust: (i) the maximum number of Shares available for grant and the maximum aggregate number of Shares which may be issued under Incentive Stock Options; (ii) the number of Shares to be issued under Awards; (iii) the option price with respect to Shares subject to Options; and (iv) the grant price with respect to Stock Appreciation Rights.

      In the event of a merger or consolidation in which the Company is the surviving Company, or the acquisition by the Company of property or stock of another Company, or any reorganization, the Committee shall appropriately adjust: (i) the number and class of Shares to be issued under Awards; (ii) the option price of Shares subject to Options; and the grant price with respect to Stock Appreciation Rights. Any adjustments under this subsection (b) affecting Incentive Stock Options shall be made so as to comply with the applicable provisions of Sections 422 and 424 of the Code.

      5. ELIGIBILITY.

      The Committee may, from time to time, designate Employees to whom Options or Stock Appreciation Rights may be granted in accordance with the terms of the Plan.

      6. GRANTING OF AWARDS.

      The Committee may grant more than one Award and more than one type of Award to any Employee; provided that no Incentive Stock Option shall be granted to any Employee who, at the time the Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary. For purposes of applying the percentage limitation of the preceding sentence, the ownership principles of subsection 424(d) of the Code shall apply. The terms and conditions of Awards need not be the same with respect to each Employee. An Employee who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards before the exercising of such prior Award.

      In no event may an Employee during any five (5) year period be granted Awards with respect to more than five hundred thousand (500,000) Shares, subject to adjustment as provided in Section 4. The Committee may condition the grant of an Award and the exercise of an Option or Stock Appreciation Right on the attainment of performance goals. Performance goals may be expressed in terms of earnings per Share, stock price, total shareholder return, return on equity, or any similar quantifiable measures.

       7. OPTIONS.

       (a) OPTION AGREEMENT. Each Option granted by the Committee shall be evidenced by an Award Agreement ("Option Agreement"), specifying the Option price, the number of Shares subject to the Option and such other terms, conditions and restrictions as the Committee shall determine. In addition, each Option shall be clearly identified as either an Incentive Stock Option or a Nonqualified Stock Option.

       (b) TERM OF OPTION. The term of each Option shall be set forth in the Option Agreement, but in no event shall an Option be exercisable after the expiration of ten (10) years from the date such Option is granted.

       (c) OPTION PRICE. The option price for Shares to be issued under any Option shall not be less than one hundred percent (100%) of the Fair Market Value of such Shares on the date the Option is granted.

       (d) NONTRANSFERABILITY OF OPTIONS. Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Notwithstanding the preceding sentence to the contrary, the Committee may permit the transfer of Nonqualified Stock Options to family members or family trusts (and exercise by the transferee) to the extent Rule 16b-3 under the Securities Exchange Act of 1934 permits such transfers.

       (e) MANNER OF EXERCISE. An Option granted under the Plan shall be exercisable at such times and under such circumstances as shall be permissible under the terms of the Plan and of the Option Agreement. An Option shall be deemed to be exercised when the Optionee gives written notice of such exercise to the Company in accordance with the terms of the Option Agreement and the Company receives full payment for the Shares with respect to which the Option is exercised. Payment shall be made by check payable to the Company, delivery of stock issued by the Company or a combination thereof, subject to the terms of the Option Agreement.

      Stock transferred to the Company in full or partial payment for Shares shall be valued at Fair Market Value on the date that such transfer is recorded upon the books of the Company, following actual or constructive delivery of such stock to the Company in a form suitable for transfer.

      (f) TERMINATION OF EMPLOYMENT. In the event an Optionee ceases to be employed by the Company or any Parent or Subsidiary, and is no longer employed by any of them, for any reason other than death or Disability, such Optionee may, subject to the terms of the Option Agreement, exercise an Option at any time prior to the expiration date of such Option (or, in the case of an Incentive Stock Option, within three (3) months after the date the Optionee's employment ceases, whichever is earlier), but only to the extent the Optionee had the right to exercise such Option at the date his or her employment ceased. An Optionee's employment shall be deemed terminated on the date such Optionee's employer ceases to be a Parent or Subsidiary.

      (g) DISABLED OPTIONEE. In the event an Optionee who is disabled ceases to be employed by the Company or any Parent or Subsidiary by reason of such Disability, and is no longer employed by any of them, such Optionee may, subject to the terms of the Option Agreement, exercise an Option at any time prior to the expiration date of such Option (or, in the case of an Incentive Stock Option, within one (1) year after the date such Optionee's employment ceases, whichever is earlier), but only to the extent the Optionee had the right to exercise such Option at the date his or her employment ceased.

      (h) DEATH OF OPTIONEE. In the event an Optionee dies while in the employ of the Company or any Parent or Subsidiary, then to the extent that the Optionee would have been entitled to exercise an Option immediately prior to his or her death, such Option may be exercised by the estate of such Optionee or by such person or persons to whom such Optionee's rights pass by will or by the laws of descent and distribution at any time prior to the expiration date of such Option or within one (1) year after the death of the Optionee, whichever is earlier.

      8. STOCK APPRECIATION RIGHTS.

      (a) SAR AGREEMENT. Any Stock Appreciation Rights granted by the Committee shall be evidenced by an Award Agreement ("SAR Agreement"), specifying the grant price, the number of such rights, and such other terms, conditions and restrictions as the Committee shall determine.

      (b) TERM. The term of each Stock Appreciation Right shall be set forth in the SAR Agreement, but in no event shall a Stock Appreciation Right be exercisable after the expiration of ten (10) years from the date such right is granted.

      (c) AMOUNT OF PAYMENT. An Employee to whom a Stock Appreciation Right has been granted shall be entitled to receive payment of an amount equal to the excess of (i) the Fair Market Value of one (1) Share on the date of exercise of such right over (ii) the grant price of the right; provided that the Fair Market Value of one (1) share with respect to a Stock Appreciation Right that is not related to an Incentive Stock Option may be determined at any time during a period before the date of exercise as specified in the SAR Agreement.

      (d) GRANT PRICE. The grant price of a Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of one
 (1) Share on the date that the Stock Appreciation Right is granted.

      (e) NONTRANSFERABILITY OF RIGHTS. Stock Appreciation Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Employee only by such Employee.

      (f) MANNER OF EXERCISE. A Stock Appreciation Right granted under the Plan shall be exercisable at such times and under such circumstances as shall be permissible under the terms of the Plan and of the SAR Agreement. A Stock Appreciation Right shall be deemed exercised when an Employee gives written notice of such exercise to the Company in accordance with the terms of the SAR Agreement.

      (g) FORM OF PAYMENT. Payment with respect to the exercise of a Stock Appreciation Right may be made in cash, Shares or a combination thereof, as the Committee shall determine. To the extent that such payment is made in Shares, the Shares shall be valued at Fair Market Value on the date of payment.

      (h) RELATED OPTIONS. A Stock Appreciation Right may, but need not, relate to an Option granted under Section 7. A Stock Appreciation Right related to a Nonqualified Stock Option may be granted simultaneously with the granting of such Option or at any time thereafter before the exercise or termination of such Option. A Stock Appreciation Right related to an Incentive Stock Option shall be granted at the same time such Option is granted.

      A Stock Appreciation Right related to the full number of Shares subject to an Option shall terminate upon exercise or termination of the Option to the extent such Option is exercised or terminated. A Stock Appreciation Right related to less than the full number of Shares subject to an Option shall not be affected by the exercise or termination of the Option until such exercise or termination exceeds the number of Shares not related to the Stock Appreciation Right; thereafter such right shall terminate to the extent such Option is further exercised or terminated.

      To the extent that a Stock Appreciation Right related to an Option has been exercised, such Option shall no longer be exercisable.

      9. DEFERRED SHARES. An Employee may elect, in such manner and subject to such terms and conditions as the Committee may prescribe, to defer the receipt of profit Shares purchased by transferring previously acquired Shares upon the exercise of a Nonqualified Stock Option. For purposes of the Plan, "profit Shares" shall mean Shares representing the difference between the number of previously acquired Shares transferred and the number of Shares purchased.

      10. CANCELLATION OF AWARDS. Notwithstanding any provision of the Plan to the contrary, the Committee may cancel any award, whether vested or not, if at any time an Employee is not in compliance with the applicable terms of the Award Agreement or in the event of a serious breach of conduct, including but not limited to failure to comply with the terms of an agreement not to compete with the Company or disclose confidential information.

      11. CHANGE IN CONTROL. Upon the occurrence of a Change in Control Event, all then outstanding Options and Stock Appreciation Rights not previously exercisable shall immediately become fully exercisable. For purposes of this Section, each of the following events shall constitute a Change in Control Event:

      (a) Any person acquires beneficial ownership of securities of the Company and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-seven percent (27%) or more of the combined voting power of the Company's then outstanding stock.

      For purposes of the Plan, "beneficial ownership" shall be determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term "person" shall include any natural person, Company, partnership, trust or association, or any group or combination thereof, whose ownership of securities of the Company would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

      (b) Within any twenty-five (25) month period, individuals who were Outside Directors at the beginning of such period, together with any other Outside Directors first elected as directors of the Company pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Outside Directors in office immediately prior to such respective elections, cease to constitute a majority of the Board.

      For purposes of the Plan, an "Outside Director" as of a given date shall mean a member of the Board who has been a director of the Company throughout the six (6) months prior to such date and who has not been an employee of the Company at any time during such six (6) month period.

      (c) The Company ceases to be a reporting company pursuant to Section 13(a) of the Securities Exchange Act of 1934 or any similar successor provision.

      (d) The Company's shareholders approve:

           (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving Company or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Common Stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving Company immediately after the merger or consolidation; or

           (ii) any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

      Notwithstanding subparagraphs (i) and (ii) above, the term "Change in Control Event" shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of Common Stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of the holding company.

      12. AMENDMENT AND TERMINATION.

      (a) AMENDMENT. The Committee, without further approval of the shareholders of the Company, may amend the Plan from time to time in such respects as the Committee may deem advisable, provided that no amendment shall become effective prior to ratification by the Board and approval by shareholders if such amendment:

           (i) increases the maximum aggregate number of shares which may be issued pursuant to Incentive Stock Options; or

           (ii) increases the maximum number of Shares that may be granted to an Employee.

      (b) TERMINATION. The Board, without further approval of the shareholders of the Company, may at any time terminate the Plan.

      (c) EFFECT OF AMENDMENT OR TERMINATION. Any such amendment or termination of the Plan shall not adversely affect Awards already granted without the written consent of the affected individual, and such Awards shall remain in full force and effect as if the Plan had not been amended or terminated.

      13. EFFECTIVE DATE OF PLAN. The Plan shall be effective upon its adoption by the Board or its approval by the shareholders of the Company, whichever is later.

      14. TERM OF PLAN. No Award shall be granted pursuant to the Plan after ten (10) years from the earlier of the date the Plan is adopted or the date the Plan is approved by shareholders. Awards granted prior to the end of such period may extend beyond such period, except as otherwise provided herein or in the Award Agreement.

      15. ARBITRATION. Arbitration as hereinafter provided shall be the exclusive remedy for resolving any claim or dispute arising under the Plan.

      (a) Any arbitration under the Plan, and any related judicial proceeding, shall be initiated and shall proceed pursuant to the provisions of the Maine Uniform Arbitration Act (the "Act") and, to the extent consistent with the Act, the then prevailing rules of the American Arbitration Association (the "Association") for labor and employment contracts. To initiate arbitration, demand shall be given in writing to the Association and the other party no later than one year after the claim arises. Any claim for which such demand is not made within one year after the claim arises shall be barred and discharged absolutely.

      (b) Any arbitration under the Plan shall be before a single arbitrator, and an award in such arbitration may include only damages which the arbitrator determines to be due under express provisions of the Plan and applicable Award Agreement. The arbitrator shall have no authority to award any other damages, including without limitation, consequential and exemplary damages. Any award in arbitration shall be subject to enforcement and appeal pursuant to the Act.

      (c) The Company and the Employee shall share equally all costs and fees charged by the Association or the arbitrator.

      16. MISCELLANEOUS.

      (a) AWARD AGREEMENT. Upon executing an Award Agreement, an Employee shall be bound by such Agreement and by the applicable provisions of the Plan.

      (b) EMPLOYMENT. The granting of an Award to an Employee shall not give the Employee any right to be retained in the employ of the Company or any Parent or Subsidiary, nor shall the existence of the Plan impair the right of the Company or any Parent or Subsidiary to discharge or otherwise deal with an Employee.

      (c) TAX WITHHOLDING. The Company shall be authorized to withhold from any Award granted, or payment due, under the Plan the amount of any taxes required by law to be withheld because of such Award or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

      (d) GOVERNING LAW. The Plan is established under and shall be construed according to the laws of the State of Maine.

      (e) HEADINGS. Paragraph headings are included solely for convenience and shall in no event affect, or be used in connection with, the interpretation of the Plan.